Exhibit 99.1

ALDILA, INC.

Moderator: Peter Mathewson

August 6, 2009

4:00 pm CT

Operator:  Good afternoon, ladies and gentlemen.  Welcome to the Aldila Second Quarter of 2009 Results conference call.

I would now like to turn the meeting over to Mr. Pete Mathewson, Chairman and Chief Executive Officer.  Please go ahead, sir.

Peter Mathewson:  Good afternoon.  I’m Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2009 Second Quarter Financial Report.  Also with me here today are Bob Cierzan, Senior Vice President, Composite Materials and Scott Bier, Chief Financial Officer.

Following my brief commentary, the line will be open for questions.  I want to remind you the content of today’s audio cast may contain time sensitive information that is accurate only as to the time and date of this live broadcast at 2 pm. Pacific Daylight Time on August 6, 2009.

Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward looking statements that may be included in this audio cast.  The public filings of our Annual Report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form without the expressed written consent of Aldila Incorporated is strictly prohibited.

In the second quarter of 2009, our net sales were $10.6 million and a net loss of $627,000 or 12 cent loss per share, for the 3 months ended June 30, 2009.  In the comparable 2008 second quarter, the Company had net sales of $13.6 million and a net loss of $523,000 or a 10 cent loss per share.  For the 6 months ended June 30, 2009, net sales were $24.4 million and a net loss of $675,000 or 13 cent loss per share as compared to net sales of $30.3 million and a net loss of $65,000 or 1 cent loss per share for the 6 month period ended June 30, 2008.

We continued our cost reduction effort during the quarter.  The company reduced its selling, general and administrative expenses or SG&A by 25% during the quarter ended June 30, 2009 as compared to the comparable period in 2008.  SG&A is down 27% for the 6 months ended June 30, 2009 as compared to the same period of 2008.  The company is actively managing its working capital and has increased its cash and cash equivalents by $680,000 as of June 30, 2009 from December 31, 2008, while reducing its total outstanding debt by $3.1 million during that same period.  Our backlog as of June 30, 2009 was $6.8 million, an increase of 37% over our backlog at the end of the first quarter of 2009, but down 12% versus the second quarter of 2008.

We experienced a 21% decline in our golf shaft sales in the second quarter of 2009 versus the second quarter of 2008.  The average selling price of our golf shafts sold decreased by 6% on a 16% decline in unit sales in the second quarter of 2009 versus the second quarter 2008.  We continued to see a very difficult market throughout the quarter.  The contraction of the golf club market is estimated to be on the order of 20% to 30% and there is uncertainty as to when it will return to previous levels.  We believe our market share remains strong based on the various programs we’ve been awarded for 2010 product lines set to begin late in the third quarter.  Our customers continue to be cautious and take a conservative approach to their business in light of the economic climate.

Aldila continues to enjoy tremendous success on the PGA and Nationwide Tours in 2009.  Through the British Open Championship, Aldila high performance shafts were used by the champions of 10 events on this year’s PGA Tour; including the Mercedes-Benz Championship, the WGC-Accenture Match Play Championship and The Masters.  Aldila shafts have also been the most popular for woods and hybrids at every Major Championship and World Golf Championship held this year.

At the majority of all the other events on the PGA Tour, Aldila has been the shaft of choice for woods and hybrids.  On the Nationwide Tour, Aldila shafts continue to win the wood shaft count on a regular basis and have also been used to win 10 events so far this year.  Aldila was also the shaft of choice for the majority of players in both woods and hybrids at the 2009 PGA Club Professional National Championship.  The Aldila VooDoo continues to be our leading shaft on Tour and has been used to win 9 events so far this year.  Aldila’s newest shaft currently being tested on Tour, the Aldila RIP, continues to grow in popularity and has already been used to win one event on the PGA Tour.  The RIP is scheduled to be released next year in the Aldila product line.

Our Composite Materials Division sales declined by 32% during the second quarter of 2009 as compared to the second quarter of 2008 as customer demand continued to remain weak.  We are continuing our focused approach to expand our sales in non-recreational segments of the market.  We have made two key hires to strengthen our sales and factory operations.  Our Vietnam factory is performing up to our expectations at this time and we have transferred our VooDoo technology successfully to our China operation during the quarter allowing us to cut our workforce roughly in half at our Mexico operation, including substantial fixed cost personnel.  We will continue to analyze our Mexico operations for the potential of further reductions.

Thank you for participating in this call.  I’ll now open the line up for your questions, (Jerry).

Operator:  Thank you and for those of you, who have a question, please press star 1 on your touch tone phone and your questions will be answered in the order that they are received.  If you are using the speakerphone, you must pick up your handset before pressing star 1 to register for a question.  If in any time your question has already been answered, please press star 2 to remove yourself from the question line-up.

And our first question comes from Steve Denault with Northland Securities.  Please proceed with your question.

Steve Denault:  Good afternoon everybody.  It’s good to see that you got back in with PING on a new G15.  Although I don’t know and I’ve never heard of the Aldila Serrano, is that a branded or a co-branded shaft?

Peter Mathewson:  That’s a branded shaft.

Steve Denault:  OK.  Is it VooDoo length or comparable, or is it something between NVS and a VooDoo?

Peter Mathewson:  Yes, it’s not — it’s not a VooDoo.  It doesn’t have the score technology.  It’s going to be, I guess, in a series of high balance point branded offerings that would come out with later this year.

Steve Denault:  OK, good.  And the other thing I noticed was the new Taylor Made R9, had an Aldila shaft which, if I’m not mistaken, if you had done much business at OEM level with Taylor Made in the past?

Peter Mathewson:  You know, it’s been a number of years; we were involved in the Bubble program years ago.

Steve Denault:  OK.

Peter Mathewson:  Quite a period of time without doing any Taylor Made OEM production type business with them.

Steve Denault:  Is it also a branded or a co-branded program?

Peter Mathewson:  That is a — I guess we should call it co-branded because they do use our own paint and graphics but it’s around VooDoo technology.

Steve Denault:  OK.  When you reference some OEM when it sounds like you start shifting in the third quarter — late in the third quarter, I think your reference.  You know is it — are they likely to be branded VooDoo programs or something other than that?

Peter Mathewson:  We have several versions of VooDoo coming out in OEM programs that are you know it’s related for 2010 club lines but you will see that you know three or four are coming out.

Steve Denault:  OK, that’s good to hear.  Thanks a lot.

Peter Mathewson:  Welcome.

Operator:  Thank you.  As a reminder please press star 1 to register for a question.  And Mr. Mathewson, we have no further questions.

Peter Mathewson:  Thank you for participating in our Second Quarter 2009 conference call and we look forward to speaking with you on our Third Quarter 2009 call.  Thanks, (Jerry).

Operator:  Thank you and this concludes today’s conference call.  We appreciate your participation and you may now disconnect.

END